Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

(410) 363-3000, Ext. 224

or

Zachary Mizener

Lambert & Co.

(315) 529-2348

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, Md. August 17, 2022 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal quarter ended June 30, 2022.

The Company reported sales of $4,635,304 for the quarter ended June 30, 2022, versus $4,667,998 for the comparable period of last year.  The Company reported a net loss of $106,138 or $0.05 per basic and diluted share, compared to net income of $14,641, or $0.01 per basic and diluted share, for the same period last year.

Harvey Grossblatt - President and CEO said “The primary reasons for the decrease in net income were higher freight costs and higher professional fees incurred in connection with the previously announced prospective merger.While we are still experiencing supply chain difficulties in obtaining micro-processing chips and certain electrical components, we continue to deliver product and provide service to our customers.”

UNIVERSAL SECURITY INSTRUMENTS, INC. is distributor of safety and security devices. Founded in 1969, the Company has an over 50-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com. On February 25, 2022, the Company entered into an Agreement and Plan of Merger by and among the Company, a wholly owned subsidiary of the Company and Infinite Reality, Inc. Closing is subject to shareholder and regulatory approval. On May 16, 2022, the Company filed with the SEC a proxy statement and Form S-4 registration statement in connection with the Merger.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations, and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2022	2021
Sales	$4,635,304	$4,667,998

Net (Loss) Income:	(106,138)	14,641
Net (Loss) Income per share – basic and diluted	(0.05)	0.01

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	June 30, 2022	June 30, 2021
Cash	$255,881	$50,371

Accounts receivable and amount due from factor	3,657,863	2,904,755
Inventory	6,753,229	4,106,328
Prepaid expense	291,829	383,833

TOTAL CURRENT ASSETS	10,958,802	7,445,287

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS–NET	477,007	184,691
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$11,439,809	$7,633,978

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit – factor	$2,836,627	$105,283
Note payable – Eyston Company Ltd.	781,440	1,081,440
Short-term portion of operating lease liability	145,787	128,341
Accounts payable and accrued expenses	2,532,534	1,404,569
Accrued liabilities	325,399	183,148
TOTAL CURRENT LIABILITIES	6,621,787	2,902,781

LONG-TERM OPERATING LEASE LIABILITY	285,754	—
TOTAL LONG-TERM LIABILITIES	285,754	—

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2022 and 2021	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(8,376,702)	(8,177,773)

TOTAL SHAREHOLDERS’ EQUITY	4,532,268	4,731,197
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,419,809	$7,633,978